EXHIBIT 10.4

ASSIGNMENT AND SUBORDINATION OF MANAGEMENT AGREEMENT

[Wedgewood Commons Shopping Center]

THIS ASSIGNMENT AND SUBORDINATION OF MANAGEMENT AGREEMENT (“Assignment”) is made this 23rd day of December, 2013, by and among IREIT OLIVE BRANCH WEDGEWOOD, L.L.C., a Delaware limited liability company (“Borrower”), BANK OF AMERICA, N.A., a national banking association (including its successors, transferees and assigns, “Lender”), and INLAND NATIONAL REAL ESTATE SERVICES, LLC, a Delaware limited liability company (“Manager”).

RECITALS:

A.      This Assignment is being executed in connection with the Lender’s making a mortgage loan to the Borrower in the original principal amount of Sixteen Million Nine Hundred Thousand and No/100 Dollars ($16,900,000.00) (the “Loan”) secured primarily by the real and personal property and improvements generally known as Wedgewood Commons located at 5036 Goodman Road, Olive Branch, MS (the “Premises”).

B.                  The Loan is evidenced by a promissory note (together with all amendments or modifications thereto or restatements thereof, the “Note”), dated the date of this Assignment, made by the Borrower, and a Loan Agreement (together with all amendments or modifications thereto or restatements thereof, the “Loan Agreement”), and is secured by, among other things, a mortgage, deed of trust or deed to secure debt (together with all amendments or modifications thereto or restatements thereof, the “Security Instrument”), dated the date of this Assignment, granting a first lien on the Premises (this Assignment, the Note, the Security Instrument and all other documents executed in connection with the Loan are collectively referred to as the “Loan Documents”).

C.                  Pursuant to a certain management agreement between the Borrower and the Manager (including any amendments or modifications thereto or restatements thereof, the “Management Agreement”), a true and correct copy of which is attached hereto as Exhibit A, the Borrower employed the Manager exclusively to operate and manage the Premises.

D.                  The Lender requires as a condition to the making of the Loan that the Borrower assign the Management Agreement as set forth below.

NOW, THEREFORE, in consideration of the above and the mutual promises contained in this Assignment, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.                  Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth for such terms in the Loan Agreement.

2.                  Assignment of Management Agreement. The Borrower hereby absolutely and unconditionally transfers, sets over and assigns to the Lender all of the Borrower’s rights, title, interests and benefits in and to the Management Agreement. This is an absolute assignment, not an assignment for security only; provided, however, until the occurrence of an Event of Default (as defined in the Loan Agreement), the Borrower shall have a license to retain all rights, title, interests and benefits under the Management Agreement. Upon the occurrence of any such Event of Default, such license shall be deemed immediately revoked.

3.                  Termination. At such time as the Loan is paid in full and the Security Instrument is released of record, this Assignment and all of the Lender’s right, title and interest hereunder with respect to the Management Agreement shall terminate.

4.                  Borrower’s Covenants. The Borrower hereby covenants with the Lender that during the term of this Assignment (a) the Borrower shall not transfer the responsibility for the management of the Premises from the Manager to any other Person without the prior written consent of the Lender, which consent may be withheld by the Lender in the Lender’s sole discretion; (b) the Borrower shall not terminate or amend any of the terms or provisions of the Management Agreement in any material manner without the prior written consent of the Lender, which consent may be withheld by the Lender in the Lender’s sole discretion; and (c) the Borrower shall, in the manner provided for in this Assignment, give notice to the Lender of any notice or information that the Borrower receives which indicates that the Manager is terminating the Management Agreement or that the Manager is otherwise discontinuing its management of the Premises.

5.                  Agreement by Borrower and Manager. The Borrower and the Manager hereby agree that upon the occurrence of any Event of Default, at the option of the Lender exercised by written notice to the Borrower and the Manager (a) all rents, security deposits, issues, revenues, income, proceeds and profits of the Premises collected by the Manager, after payment of all costs and expenses of operating the Premises (including, without limitation, Operating Expenses, real estate taxes, insurance premiums, repairs and maintenance and the fees and commissions payable under the Management Agreement), shall be applied in accordance with the Lender’s written directions to the Manager; and (b) the Lender may exercise its rights under this Assignment and any of the other Loan Documents, and may immediately terminate the Management Agreement and require the Manager to transfer its responsibility for the management of the Premises to another Person selected by the Lender in the Lender’s sole and absolute discretion. In no event shall the Lender be liable for any termination, severance or other fees to the Manager or others resulting from any such termination.

6.                  Lender’s Succession to Borrower’s Interest. To the extent Lender succeeds to the interests of Borrower under the Management Agreement and does not terminate the Management Agreement in accordance with the terms hereof, Manager shall not be required to provide services thereunder except to the extent Lender makes all payments required under the Management Agreement to the Manager in accordance with the terms thereof; provided, that (a) Lender shall only be required to make such payments to the extent arising as a result of services provided on or following the date on which Lender succeeds to the interests of Borrower under the Management Agreement and Lender shall not be responsible for obligations of Borrower under the Management Agreement arising prior to such date; and (b) to the extent of any continuing default under the Management Agreement arising as a result of the Borrower’s failure to perform thereunder during any period prior to Lender’s succession to the Borrower’s interests thereunder, Manager shall retain all of its rights against or with respect to the Borrower and shall retain any right under the Management Agreement to terminate same as a result of such failure to the extent not cured by Borrower or Lender (though, as noted above, Lender shall not be required to cure any such failure).

7.                  Subordination of Management Agreement and Management Fees. The Borrower and the Manager hereby agree that at all times prior to the termination of this Assignment, the Management Agreement shall be subordinate, inferior and subject to the Security Instrument and the other Loan Documents. The Borrower and the Manager further agree that, subject to Section 5(a) of this Assignment, the Manager shall not be entitled to receive any fee, commission or other amount payable to the Manager under the Management Agreement (including, without limitation, incentive management fees, if any) for and during any period of time that any amount due and owing the Lender under the Note and the other Loan Documents is not paid when due; provided, however, that the Manager shall not be obligated to return or refund to the Lender any fee, commission or other amount already received by the Manager, and to which the Manager was entitled under this Assignment. In no event shall incentive management fees, if any, be paid to the Manager more frequently than annually.

8.                  Consent and Agreement by Manager. The Manager hereby acknowledges and consents to this Assignment and agrees that the Manager will act in conformity with the provisions of this Assignment and the Lender’s rights hereunder or otherwise related to the Management Agreement. In the event that the responsibility for the management of the Premises is transferred from the Manager in accordance with the provisions hereof, the Manager shall fully cooperate in transferring its responsibility to a Person acceptable to the Lender and agrees to effectuate such transfer no later than thirty (30) days after notice from the Lender requiring such transfer. Further, the Manager hereby agrees (a) not to contest or impede the exercise by the Lender of any right it has under or in connection with this Assignment or any of the other Loan Documents; and (b) that it shall, in the manner provided for in this Assignment, give to the Lender at least thirty (30) days written notice of and opportunity to cure any default by the Borrower under the Management Agreement or prior to any termination of the Management Agreement or discontinuance of its management of the Premises.

9.                  Lender’s Agreement. So long as there exists no Event of Default, the Lender agrees to permit any sums due to the Borrower under the Management Agreement to be paid directly to the Borrower.

10.              Notice. All notices given hereunder shall be in writing to the other party at the address, and in the manner set forth in the Loan Agreement, and in the case of the Manager to the address below:

To Manager:	Inland National Real Estate Services, LLC
2901 Butterfield Road
Oak Brook, IL 60523

11.              Binding Nature of Assignment. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

12.              Counterparts. This Assignment may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

13.              Governing Law: Recourse. This Assignment shall be governed by the laws of the jurisdiction in which the Premises is located, and applicable federal law. This Agreement is being executed in connection with the making of the Loan pursuant to the terms of the Note. The Borrower’s liability hereunder shall be limited to the same extent provided in the Note.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Assignment on the date first written above.

BORROWER:

IREIT OLIVE BRANCH WEDGEWOOD, L.L.C., a Delaware limited liability company

By: Inland Real Estate Income Trust, Inc., a Maryland corporation, its sole member

By:         /s/ David Z. Lichterman

Name:   David Z. Lichterman

Its:        Treasurer and Chief Accounting Officer

                                  [SEAL]

Borrower’s Address:

c/o Inland Real Estate Income Trust, Inc.

2901 Butterfield Road

Oak Brook, IL 60523

Attn: President

Fax: 630-368-2218

Copy to :

The Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, IL 60523

Attn: General Counsel

Fax – 630-218-4900

MANAGER:

INLAND NATIONAL REAL ESTATE SERVICES, LLC, a Delaware limited liability company

By:         /s/ Beth McNeeley

Name:    Beth McNeeley

Title:      Senior Vice President

Address of Manager:

2901 Butterfield Road

Oak Brook, IL 60523

LENDER:

BANK OF AMERICA, N.A.

By:         /s/ Patricia Gardenhire

Name:   Patricia Gardenhire

Title:     Vice President

Lender’s Address:

Bank of America, N.A.

Commercial Real Estate Banking

100 North Tryon Street

NC1-007-11-15

Charlotte, NC 28255

(Attn: Real Estate Loan Administration)

EXHIBIT A

MANAGEMENT AGREEMENT

This real estate Management Agreement (this “Agreement”), dated as of December __, 2013, is entered into by and between IREIT Olive Branch Wedgewood LLC (“Owner”), and Inland National Real Estate Services, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, Owner desires to avail itself of the experience, sources of information, advice, assistance and facilities available to the Manager and to have the Manager undertake the duties and responsibilities hereinafter set forth; and

WHEREAS, the Manager is willing to undertake to render these services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                  Exclusive Management. Owner hereby engages Manager exclusively, to perform or cause to be performed the services described herein for the property legally described on Exhibit A attached hereto and made a part hereof (the “Premises”), upon the terms and conditions hereinafter set forth herein and Manager accepts such exclusive engagement.

2.                  Term and Termination.

(a)          Term. The term of this Agreement shall begin on December __, 2013 and end on December 31, 2013 (the “Initial Term”). Unless terminated as provided in Section 2(b) below, the term shall thereafter automatically renew for successive one-year periods (each, a “Renewal Term”), with the first such one-year renewal period commencing on January 1, 2014, and ending on December 31, 2014.

(b)         Termination. This Agreement shall automatically terminate upon the termination of that certain Master Management Agreement, dated October 18, 2012 (the “Master Agreement”), by and between Manager and Inland Real Estate Income Trust, Inc. (“Parent Company”). In addition, this Agreement may be terminated prior to the expiration of the Initial Term or the then current Renewal Term, as follows:

.1     Either party hereto may terminate this Agreement, effective upon the expiration of the Initial Term or the current Renewal Term, as applicable, if the terminating party gives written notice of its election to terminate this Agreement to the other party not less than sixty (60) days prior to the expiration of the Initial Term or the current Renewal Term as the case may be.

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.2     Manager shall have the right to terminate this Agreement upon sixty (60) days written notice to Owner in the event that the Premises is no longer generating Gross Income (as hereinafter defined).

.3     This Agreement may be terminated by the Owner immediately upon written notice of termination from the Owner to Manager if any of the following events occur:

.A     Manager violates any provision of this Agreement and fails to cure such violation on or before thirty (30) days after receipt of written notice of such violation from Owner;

.B     a court of competent jurisdiction enters a decree or order for relief in respect of Manager in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Manager or for any substantial part of its property or orders the winding up or liquidation of Manager’s affairs; or

.C     Manager commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Manager or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts, as they become due;

provided, that Manager agrees that if any of the events specified in subsections (B) and (C) of Section 3(b)(iii) occur, it will give written notice thereof to Owner within seven (7) days after the occurrence of any such event.

3.                  Manager Duties. Owner hereby gives Manager the exclusive authority and power, as agent for Owner, to provide the services listed in this Section 3 and elsewhere in this Agreement and Owner agrees to reimburse Manager and its affiliates for all expenses paid or incurred in connection therewith. For the avoidance of doubt, unless otherwise stated in this Agreement that such expenses are to be borne by Manager, all expenses related to the duties performed or caused to be performed by Manager herein with respect to the Premises shall be the responsibility of the Owner and reimbursed to Manager upon billing therefor if initially paid for by Manager. Manager shall be entitled at all times to manage the Premises in accordance with Manager’s standard operating policies and procedures all in accordance with the budget approved by Owner, except to the extent that any specific provisions contained herein are to the contrary, in which case Manager shall manage the Premises consistent with such specific provisions of this Agreement.

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(a)          Collection of Gross Income.

                                                                    i.            Manager shall collect all rents and assessments and other monies due Owner related to the Premises (all such items being referred to herein as “Gross Income”) accounting for the same. Manager shall give Owner receipts therefor and deposit all such Gross Income collected hereunder in Manager’s custodial account established for the Premises using Owner-approved software which Manager will open and maintain, in a state or national bank of Manager’s choice and whose deposits are insured by the Federal Deposit Insurance Corporation to the maximum extent available, exclusively for the Premises and any other properties owned by Owner (or any entity that is owned or controlled by Parent Company) and managed by Manager. Unless otherwise required by Owner, Manager shall be permitted to comingle the funds in such custodial account with funds attributable to any other properties owned by Owner or entities owned or controlled by Parent Company and managed by Manager. Owner agrees that Manager shall be authorized to maintain a reasonable minimum balance (to be determined jointly from time to time) in the custodial account. Manager may endorse any and all checks received in connection with the operation of the Premises and drawn to the order of Owner, and Owner upon request, shall furnish Manager’s depository with an appropriate authorization for Manager to make the endorsement.

                                                                  ii.            When applicable, Manager shall collect and bill for security deposits or assessments and other items, including but not limited to calculating, preparing and mailing all invoices for tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income as stipulated in the leases. At the request of Owner, Manager will administer, and create if necessary, a bill-back program for tenant utility consumption unless prohibited by local law.

(b)         Payment of Expenses. From the custodial account described above, Manager shall pay all expenses of Owner with respect to the Premises from the Gross Income collected in accordance with Section 3(a)(i) hereof. In the event that expenses paid pursuant to this Section 3(b) exceed Gross Income for any monthly period, Manager shall notify Owner of same. Owner shall pay the excess amount immediately upon request from Manager. Nothing herein contained shall obligate Manager to advance its own funds on behalf of Owner.

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(c)          Annual Budgets. Manager shall prepare an annualized budget for the operation of the Premises and submit the same to Owner for approval (the “Annualized Budget”). Manager will use its commercially reasonable efforts to operate the Premises pursuant to the Annualized Budget; provided, however, Manager shall have no liability to Owner for failure to meet such Annualized Budget. The Annualized Budget shall include a comparison back to the original underwriting performed at the time of Owner’s acquisition of the Premises and prior year performance. The first Annualized Budget has been prepared and approved for the year commencing [__________], [__] 20[__] and ending on December 31, 20[__]. Notwithstanding the period covered by the first Annualized Budget, all subsequent Annualized Budgets shall cover the period from January 1st of each year through December 31st of the same year. The proposed Annualized Budget for each calendar year shall be submitted by Manager to Owner by December 1st of the year preceding the year for which it applies, and Owner shall notify Manager within fifteen (15) days of receipt of such Annualized Budget as to whether Owner has or has not approved the proposed Annualized Budget. If Owner does not approve the proposed Annualized Budget, Owner shall notify Manager of the specifics of such disapproval within such fifteen (15) day period and Manager shall make the necessary amendments to the Annualized Budget. During the time Manager is preparing these amendments, Manager will continue to operate the Premises according to the last approved Annualized Budget. Owner’s approval of the Annualized Budget shall constitute approval for Manager to expend sums for all budgeted expenditures, without the necessity to obtain additional approval of Owner under any other expenditure limitations as set forth elsewhere in this Agreement.

(d)         Non-Budgeted Expenses over $25,000. Manager shall secure the approval of, and execution of appropriate agreements by, Owner for any non-budgeted and non-emergency/contingency capital items, alterations or other expenditures in excess of Twenty-Five Thousand Dollars ($25,000.00) for any one item, securing for each item at least three (3) written bids, if practicable, or providing evidence satisfactory to Owner that the agreed amount is lower than industry standard pricing, from responsible contractors. Manager shall have the right from time to time during the term hereof, to contract with and make purchases from entities or affiliates of such entities providing services to the Parent Company and third party agents; provided that contract rates and prices are competitive with other available sources. Manager, at any time, and from time to time, may request and receive the prior written authorization of Owner for any one or more purchases or other expenditures, notwithstanding that Manager may otherwise be authorized hereunder to make such purchases or expenditures.

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(e)          Third-Party Agreements. Owner hereby appoints Manager as Owner’s authorized agent for the purpose of executing, as agent for Owner, any agreements with third-parties necessary for operation of the Premises. For example, and not in limitation of the foregoing, Manager shall negotiate and enter into contracts for services and items in the Annualized Budget relating to the Premises.

(f)          Manager Employees. Manager shall hire, supervise, discharge and pay salary and benefit expenses for all employees of Manager or Manager’s sole member, as Manager determines necessary to perform Manager’s duties described in this Agreement including, but not limited to managers, operations managers, senior managers, assistant managers, leasing consultants, engineers, janitors and maintenance supervisors. All expenses of such employment, including but not limited to, wages, salaries, insurance, benefits, employment related taxes, overhead and other governmental charges, shall be deemed operational expenses of the Premises and Owner shall reimburse Manager for such expenses which may be charged to Owner on a per square foot or per unit basis, as applicable. Notwithstanding the foregoing, salaries and benefits of Manager’s employees who also serve as the one of the Parent Company’s executive officers or as an executive officer of the Manager shall not be reimbursed by the Owner. The number and classification of employees serving the Premises shall be as determined by Manager to be appropriate for the proper operation of the Premises; provided that Owner may request changes in the number or classification of employees, and Manager shall make all requested changes unless in its judgment the resulting level of operation or maintenance of the Premises will be inadequate. [Manager shall honor any collective bargaining contract covering employment at the Premises which is in effect upon the date of execution of this Agreement; provided that Manager shall not assume or otherwise become a party to any collective bargaining contract for any purpose whatsoever and all personnel subject to a collective bargaining contract shall be considered the employees of the Owner and not Manager (delete bracketed text if not applicable to Premises)].

(g)         Insured Losses.

                                                                    i.            Manager shall be responsible for taking all steps necessary to file any claim for insured losses or damages; provided that Manager will not make any adjustments or settlements in excess of $50,000.00 without Owner’s prior written consent.

                                                                  ii.            Manager shall coordinate with the appropriate insurance company or companies, if applicable, to process claims.

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                                                                iii.            Manager shall administer compliance of insurance provisions of tenant leases for all vendors and commercial tenants, including confirming insurance requirements for any special events at the Premises and obtaining certificates of insurance.

                                                                iv.            At the request of Owner, Manager shall assist Owner’s insurance consultants with any necessary insurance matters.

                                                                  v.            Manager shall attend Owner’s meetings regarding loss control and claims.

(h)         Monthly Remittance. Manager shall remit to Owner the excess of Gross Income over expenses paid pursuant to Section 3(b) hereof (“Net Proceeds”) for each month as directed by Owner at the address as stated in Section 7 hereof.

(i)           Reporting. Upon the request of Owner, Manager shall render reports for the Premises. Such reports may include specific and detailed line item information for budget comparison, expense detail, payables and receivables information, leasing progress, marketing information, peer comparison, capital plans and all other measurements of the key performance indications of the Premises.

(j)           Litigation. Manager shall institute and prosecute actions to evict tenants and to recover possession of the Premises or portions thereof, and in the name of Owner to sue for and recover rent and other sums due; and to settle, compromise and release such actions or suits, or reinstate such tenancies; provided, however, if the tenancy subject to such proceedings is of a term greater than thirty-six (36) months, Manager shall obtain Owner’s consent prior to instituting any such proceedings. Manager and Owner shall concur on the selection of the attorney to handle any such litigation.

(k)         Replacements and Repairs. Pursuant to the Annualized Budget and at Owner’s cost, and when required, Manager shall make or cause to be made all ordinary repairs and replacements necessary to preserve the Premises in its present condition, in all material respects, and for the operating efficiency thereof. Manager shall also perform all alterations required to comply with any lease requirements, work with municipalities to comply with any code or lender requirements, attend lender inspections and assist with the lender reserve requirement processes.

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(l)           Leasing Services.

                                                                    i.            Manager shall perform leasing services for the Premises, including, but not limited to, hiring all third-party brokers, negotiating contracts with such brokers, tracking leasing progress on all assets and determining when to terminate and replace third-party brokers. Commissions paid to third-party brokers shall be an expense of the Premises and charged to Owner.

                                                                  ii.            Manager shall establish a leasing committee comprised of Manager employees to oversee the leasing services rendered to Owner under this Agreement (the “Leasing Committee”). The Leasing Committee shall hold monthly meetings to which Owner may attend (the “Leasing Committee Meetings”).

                                                                iii.            Manager shall monitor current market conditions, meet with tenants, brokers and future prospects and visit competitive properties in the surrounding area. Manager shall report findings at the Leasing Committee Meetings.

                                                                iv.            From time to time, Manager shall attend conferences related to the asset class of the Premises, including, but not limited to, ICSC, BOMA, NAREIT, NAA, NMHC and NAIOP, as applicable. If requested by Owner, Manager shall appropriately staff booths for Owner at such conferences to represent Owner’s interests and coordinate all necessary marketing materials and events to maximize Owner’s exposure at such conferences.

                                                                  v.            Manager shall negotiate all letters of intent for new leases (when applicable) and administer existing leases, including, but not limited to, processing assignments, renewal agreements, lease amendments and terminations.

                                                                vi.            Manager shall evaluate leasing activity of Premises and identify potential re-developments or re-configurations, including, but not limited to, a discussion of all proposals that have been sent, targeted tenants, interested and uninterested party discussions with the Leasing Committee.

                                                              vii.            Manager shall track all leasing calls and inquiries.

                                                            viii.            Manager shall prepare and maintain leasing reports as required by Owner which shall track performance of leasing activity.

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                                                                ix.            Manager shall review tenant credit reports for new tenants and assignments and subleases. When applicable, such review may include, but not be limited to, preparing full financial packages of review of both corporate and individual financial investigations, net worth analysis, net present value calculations and any other financial measures requested by the Owner. Manager shall be entitled to charge tenant for credit check fees and lease assignment and sublet fees (if provided by applicable lease) and shall not be required to remit such fees to Owner but may retain such fees.

                                                                  x.            If a proposed new lease for the Premises is outside the parameters set by the Annualized Budget, Manager shall complete analysis of credit and financials of the tenant under such proposed lease for the Leasing Committee’s review and approval at the Leasing Committee Meeting.

                                                                xi.            If the Premises is a retail property, Manager shall review leases on an on-going basis for relocation clauses, co-tenancy clauses, exclusives and building restrictions to determine and avoid any conflicts. Manager shall also monitor tenant progress to make recommendations to Leasing Committee on renewal of tenants and proper tenant mix. Additionally, Manager shall perform an on-going market review to determine market rates for leasing at Premises and make recommendations to Owner for changes in budgeted lease rates.

                                                              xii.            With respect to replacing tenants, Manager shall provide consultation to Owner regarding tenant mix (if the Premises has more than one tenant), market analysis, comparison information and site visits for leasing potential.

                                                            xiii.            If the Premises is a retail property, Manager shall schedule and attend meetings on a regular basis with all major retailers for portfolio review and additional leasing opportunities. In preparation for such meetings, Manager shall perform a full analysis of tenant performance on a site by site basis for sales, profitability, expansions, space modifications and tenant merchandising assistance.

(m)       Construction Management.

                                                                    i.            Manager shall oversee capital expenditure execution and projection.

                                                                  ii.            Manager shall oversee construction management of all new tenant build-outs and provide assistance with out-parcel development.

                                                                iii.            Manager shall review and approve architectural plans for space and signage on the Premises.

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                                                                iv.            Manager shall monitor the environmental needs of the Premises including, but not limited to, the administration of operation and maintenance programs. If applicable, Manager shall supervise any remediation projects.

(n)         Operations.

                                                                    i.            As requested by Owner and if available for the Premises, Manager shall obtain and administer bulk purchasing and cost efficiency programs for utilities.

                                                                  ii.            Manager shall create preventative maintenance programs for the Premises and oversee crisis management for flood, fire, and hurricanes, etc.

(o)         Marketing.

                                                                    i.            At the request of Owner, Manager shall create a marketing program for the Premises, including, but not limited to, preparing and maintaining a website, social media and mobile phone apps.

                                                                  ii.            If the Premises is a retail property, at the request of Owner, Manager shall:

A.	Devote specialty leasing staff to Premises to generate additional revenue through seasonal, temporary and kiosk leasing and finding and development of incubator tenants.
B.	Organize events for charity programs as well as community events to increase traffic and sales.
C.	Sponsor program and gift cards for the Premises where it is necessary to improve sales and revenue for the Premises.
D.	Advertise the Premises including, but not limited to, printing and sending coupons and mailers for the Premises.
E.	Organize tenant training through merchant or association meetings.

                                                                iii.            If the Premises is a multi-family property, at the request of Owner, Manager shall:

A.	Advertise the Premises, including, but not limited to advertising through signage, on websites, in local newspapers and rental guides, and with area referral services.
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B.	Establish a marketing committee comprised of Manager employees (the “Marketing Committee”) who will meet monthly to discuss marketing strategy and implement such strategy.
C.	Prepare weekly status reports that will summarize the rental activity of the Premises for the previous week.

(p)         Real Estate Consultative Services.

                                                                    i.            Upon request of Owner, Manager shall explore strategic alternatives for the Premises. In addition, Manager shall use a budget and forecasting tool, e.g., Cougar software or ARGUS, to assist in continuous review of Premises performance.

                                                                  ii.            Manager shall attend committee meetings at the request of Owner.

                                                                iii.            Manager shall provide oversight and management for the disposition of the Premises if requested by Owner.

                                                                iv.            At the request of Owner, Manager shall perform additional tasks such as evaluating best use; taking calls for offers to purchase the Premises, determining potential out-parcel development, and reviewing additional GLA capabilities.

                                                                  v.            Manager shall assist Owner in analyzing the Premises for potential asset impairment issues.

                                                                vi.            If applicable, Manager shall work with Owner on CAM payment best-practice compliance and review of business intelligence and information management systems.

(q)         Electronic Document Management. Manager shall organize all documents related to the Premises, including, but not limited to leases, contracts, invoices checks and receipts, in an electronic format with constant real time information for Owner’s access.

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(r)           Internal Controls/Sarbanes-Oxley Compliance. If requested by Owner, Manager shall:

                                                                    i.            Dedicate staff to monitor and review all incoming invoices, leases, and other control points and procedures according to Owner’s internal control matrix (the “Internal Control Matrix”) as updated from time to time by Owner.

                                                                  ii.            Attend bi-weekly meetings with Owner to review Internal Control Matrix.

                                                                iii.            Coordinate audits of leases.

                                                                iv.            Travel to satellite offices to insure internal control compliance and perform random spot checking.

                                                                  v.            Adhere to all policies stated in Internal Control Matrix.

(s)          Tenant Credit Monitoring. Where applicable, Manager shall:

                                                                    i.            Continuously monitor retailers of the Premises that are distressed, weak, or bankrupt and calculate Z-scores and Frisk scores for all distressed tenants (which evaluate a publicly-traded company’s credit and anticipates bankruptcy).

                                                                  ii.            Monitor gross sales of retail tenants.

                                                                iii.            Perform tenant surveys to foster tenant retention and identify problems.

                                                                iv.            Dedicate staff to pursue difficult collection accounts, monitor bankruptcies and resolve material disputes.

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(t)           Master Leases and Earnouts. If the Premises is subject to a so-called Master Lease or Earnout arrangement, Manager shall dedicate a staff member to monitor and invoice all of the Master Leases. Such staff member shall resolve issues concerning monthly billings, track new tenant move-in dates and authorize release and close-out of Master Lease escrows. In addition, Manager shall reconcile all Master Lease accounts on a monthly basis. Manager shall also coordinate and assist Owner with Earnouts.

(u)         Post-Closing and New Building/Tenant Set-Up Duties. Manager shall coordinate any existing post-closing items including, but not limited to, the transfer of all utilities from the previous owner of the Premises, CAM reconciliations and prorations, if applicable, and bringing tenants into Owner’s software system. In addition, Manager shall send tenants welcoming letters which include, the direction to pay all future rents to Manager, wiring instructions, a form W-9, notification from the previous owner about the sale, a letter of introduction to property management and lease assignment and related documents, as requested.

4.                  SubManager. Notwithstanding anything to the contrary contained in this Agreement, Owner acknowledges and agrees that any of the duties of Manager as contained herein may be delegated by Manager and performed by an affiliate of Manager or third-party agent (a “SubManager”) with whom Manager contracts in writing for the purpose of performing such duties. Owner specifically grants Manager the authority to enter into management agreements with any SubManager; provided that Owner shall have no liability or responsibility to any SubManager for the payment of the SubManager’s fee or for reimbursement to the SubManager of its expenses or to indemnify the SubManager in any manner for any matter; and provided further that Manager shall require such Sub-Manager, in the written agreement setting forth the duties and obligations of such SubManager, to indemnify Owner for all loss, liability, damage or claims incurred by Owner as a result of the delegation of duties by Manager to SubManager. Owner further acknowledges and agrees that Manager may assign this Agreement and all of Manager’s rights and obligations hereunder, to another management entity that is then managing other property for Owner or the Parent Company (“Successor Manager”). Owner specifically grants Manager the authority to make such an assignment of this Agreement to a Successor Manager.

5.                  Indemnification. Under the Master Agreement, the Parent Company has agreed to indemnify the Manager and its officers, directors, members, managers, employees and agents in certain instances and against certain liabilities, including for any losses arising from this Agreement, as set forth in the Master Agreement.

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6.                  Management Fees. For the services other than those described in Section 3(l) (Leasing Services) and Section 3(m) (Construction Management), Owner agrees to pay Manager, monthly, a management fee hereunder for the services provided by Manager hereunder performed, directly or through its affiliates, agents or Sub-Managers, in an amount equal three and nine-tenths percent (3.9%) for multi-tenant properties of the Gross Income for the month in which the management fee is paid (the “Management Fee”), which shall be deducted monthly by Manager and retained by Manager from Gross Income prior to payment to Owner of Net Proceeds; provided, however, Owner shall authorize the payment and amount of the monthly fee to Manager prior to the remittance of Net Proceeds to Owner. Owner agrees to pay additional fees for services rendered under 3(l)(Leasing Services) and 3(m)(Construction Management), such additional fees are hereinafter referred to as the “Leasing Services Fees” and the “Construction Management Fees”. The Leasing Services Fees and the Construction Management Fees shall be based upon prevailing market rates applicable to the geographic market of the Premises. Manager shall charge Construction Services Fees only on projects having a total project cost in excess of ten thousand dollars ($10,000). The Construction Management Fees shall be calculated on the total project cost as budgeted by Owner and Manager and the start of such construction project. Owner acknowledges and agrees that Manager may pay or assign all or any portion of its Management Fee to a SubManager as described in Section 4 hereof.

7.                  Intentionally Omitted.

8.                  No Structural Alterations. Owner expressly withholds from Manager any power or authority to make any structural changes to any building on the Premises or to make any other major alterations or additions in or to any such building or equipment therein. Without the prior written direction from Owner, Manager shall not incur any expense chargeable to Owner, other than expenses its duties under this Agreement, except in the event where Manager makes all emergency repairs as may be required to ensure the safety of persons or property which are immediately necessary for the preservation and safety of the Premises or the safety of the tenants and occupants thereof or are required to avoid the suspension of any necessary services to the Premises.

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9.                  Notice of Non-Compliance with Laws. Manager shall be responsible for notifying Owner in the event Manager receives a material written notice that any building on the Premises or any equipment therein does not comply with the requirements of any constitutional provision, statute, ordinance, law or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover (collectively, “Governmental Requirements”). Manager shall promptly forward to Owner any material written complaints, warnings, notices or summonses received by the Manager relating to these matters. Owner represents to Manager that to the best of Owner’s knowledge the Premises, the structures thereon and all equipment servicing the Premises and structures thereon are in current compliance with all Governmental Requirements. In connection with any inquiry by any public authority or official, Manager is authorized to disclose name and address of the Owner. In the event it is alleged or charged that any building on the Premises or any equipment therein or any act or failure to act by Owner with respect to the Premises or the sale, rental, or other disposition thereof fails to comply with, or is in violation of any Governmental Requirements, and the Manager, in its sole and absolute discretion, considers that the action or position of Owner with respect thereto may result in damages, fines, prosecutions or other liabilities to the Manager, Manager shall have the right to terminate this Agreement at any time by written notice to Owner of its election to do so, which termination shall be effective upon delivery of the notice to Owner. Manager’s termination of this Agreement pursuant to this Section 9 shall not release the indemnities of Owner set forth in this Agreement and shall not terminate any liability or obligation of Owner to Manager for any payment, reimbursement, or other sum of money then due and payable to the Manager hereunder, which shall be paid by Owner to Manager forthwith or by Manager’s deduction thereof from Gross Proceeds.

10.              Payment of Fees and Actions upon Termination.

(a)          The Manager shall not be entitled to compensation after the date of termination of this Agreement for further services hereunder, but shall be paid all compensation accruing to the date of termination. In connection with the termination of this Agreement, the Manager shall:

                                                                    i.            pay over to Owner all monies collected and held for the account of Owner pursuant to this Agreement, after deducting any accrued compensation and reimbursement for expenses to which the Manager is entitled;

                                                                  ii.            deliver to Owner a full accounting, including a statement showing all payments collected by the Manager and a statement of all money held by the Manager, covering the period following the date of the last accounting furnished to Owner;

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                                                                iii.            deliver to Owner all property and documents of Owner or Parent Company then in the custody of the Manager; and

                                                                iv.            cooperate with Owner and take all reasonable steps requested by Owner to assist it in making an orderly transition of the functions performed by the Manager.

(b)         Upon termination, Owner shall specifically assume in writing all obligations under any third-party agreements entered into by Manager pursuant to Section 3(e) on behalf of Owner.

11.              Survival. All provisions of this Agreement that require Owner or Parent Company to have insured, or to protect, defend, save, hold and indemnify Indemnified Parties or to compensate or reimburse Manager shall survive any expiration or termination of this Agreement and if Manager is or becomes involved in any claim, proceeding or litigation by reason of having been Manager of Owner, such provisions shall apply as if this Agreement were still in effect.

12.              Insurance. Owner agrees that Manager shall be listed as an additional insured on all insurance policies related to the Premises. Owner hereby authorizes Manager to take all steps necessary to cause Manager to be named as an additional insured including, but not limited to, obtaining evidence of such additional insured status from Inland Insurance and Risk Management Services, Inc.

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13.              Notices. All notices, requests or demands to be given under this Agreement from one party to the other (collectively, “Notices” and individually a “Notice”) shall be in writing and shall be given by personal delivery, or by overnight courier service for next Business Day delivery at the other party’s address set forth below, or by telecopy transmission at the other party’s facsimile telephone number set forth below. Notices given by personal delivery (i.e., by the sending party or a messenger) shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with the overnight courier service and Notices given by telecopy transmission shall be deemed given on the date of transmission provided such transmission is completed by 5:00 p.m. (sending party’s local time) on a Business Day, otherwise such delivery shall be deemed to occur on the next succeeding Business Day. If any party’s address is a business, receipt, or the refusal to accept delivery, by a receptionist or by any person in the employ of such party, shall be deemed actual receipt by the party of Notices. The term, Business Day, means any day other than Saturday, Sunday or any other day on which national banks are required or are authorized to be closed in Chicago, Illinois. Notices may be issued by an attorney for a party and in such case such Notices shall be deemed given by such party. The parties’ addresses are as follows

If to Owner, to:	Inland Real Estate Income Trust, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Attention: Ms. JoAnn M. McGuinness, President Telephone: (630) 218-8000 Facsimile: (630) 368-2218

With a copy to:	IREIT Business Manager & Advisor, Inc. 2901 Butterfield Road Oak Brook, IL 60523 Attention: Ms. Roberta S. Matlin, Vice President Telephone: (630) 218-8000 Facsimile: (630) 218-4955

If to Manager, to:	Inland National Real Estate Services, LLC 2901 Butterfield Road Oak Brook, IL 60523 Attention: Larry R. Sajdak Telephone: (630) 645-7258 Facsimile: (630) 368-2218

A party’s address for Notice may be changed from time to time by notice given to the other party in the manner herein provided for giving Notice. Copies of Notices are for informational purposes only, and a failure to give or receive copies of any Notice shall not be deemed a failure to give notice, and shall in no way adversely affect the effectiveness of such Notice given to the addressee party.

14.              Miscellaneous.

a.                   Nothing contained herein shall be construed as creating any rights in persons or entities who are not the parties to this Agreement. Manager and Owner shall not be construed as joint venturers or partners of each other pursuant to this Agreement, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Manager to Owner under this Agreement is that of an independent contractor.

b.                  If any provisions of this Agreement, or the application of any such provisions to parties hereto, shall be held by a court of competent jurisdiction to be unlawful or unenforceable, the remaining provisions of this Agreement shall nevertheless be valid, enforceable and shall remain in full force and effect, and shall not be affected, impaired or invalidated in any manner. This Agreement, its validity, performance and enforcement shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to conflicts of law principles.

c.                   This Agreement shall be binding upon the successors and assigns of Manager and the successors and assigns of Owner and the successors and assigns of Parent Company if and only if the Parent Company is the parent company of the successor or assign of Owner. This Agreement contains the entire Agreement of the parties relating to the subject matter hereof, and there are no understandings, representations or undertakings by either party except as herein contained. This Agreement may be modified solely by a written agreement executed by both parties hereto.

d.                  If any party hereto defaults under the terms or conditions of this Agreement, the defaulting party shall pay the non-defaulting party’s court costs and reasonable attorneys’ fees incurred in the enforcement of any provision of this Agreement.

e.                   Either party’s failure to exercise any right under this Agreement shall neither constitute a waiver of any other terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by that party of its right at any time thereafter to require exact and strict compliance with the terms of this Agreement.

f.                   All exhibits attached to this Agreement are hereby incorporated by reference.

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WHEREFORE, the undersigned have executed this Agreement by their duly authorized officers or representatives as of the date first above written.

MANAGER:	OWNER:

Inland National Real Estate Services, LLC, a Delaware limited liability company By: Name: Its:	IREIT Olive Branch Wedgewood, L.L.C., a Delaware limited liability company By: Inland Real Estate Income Trust, Inc., a Maryland corporation, its sole member By: Name: Its:

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Exhibit A

Legal Description

See attached.

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